Exhibit 99.1

FOR MORE INFORMATION, PLEASE CONTACT: HANOVER | ELITE Dodi Handy or Kathy Addison 407-585-1080 or via email at SSNT@hanoverelite.com

SILVERSUN TECHNOLOGIES REPORTS 2013 YEAR END RESULTS

LIVINGSTON, NJ – (PRNewswire) – March 31, 2014 – SilverSun Technologies, Inc. (OTCBB/OTCQB: SSNT), a national provider of transformational business technology solutions and services, today announced its financial and operating results for the fiscal year ended December 31, 2013.

2013 Financial Highlights
•	Total revenues climbed 32% to $17.40 million from $13.18 million.
•	Earnings before interest, taxes, depreciation and amortization (EBITDA) were $560,566, compared to a loss of $1,371,992 in 2012.
•	Net income increased to $322,548, compared to a net loss of $1,235,170 in 2012.
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As of December 31, 2013, cash and accounts receivable, net of allowance for bad debts, totaled $2.34 million; credit available under the Company’s $750,000 bank line totaled $750,000; and the Company had only $153,141 in long term liabilities.

For more detailed information about SilverSun’s 2013 financial results, please refer to the Company’s Form 10-K filed with the U.S. Securities and Exchange Commission (www.sec.gov) on Monday, March 31, 2014.

Mark Meller, Chairman and CEO of SilverSun, stated, “For the past four years we have been methodically executing a business plan designed to optimize our strengths and enable our Company to become the profitable and rapidly-growing business it is today. ”

“We are very proud of the competitive success our Company continues to enjoy, which is a direct result of our team’s hard work, dedication and unwavering focus on excellence and superior customer service.  Sales have grown at a compound annual growth rate of 32% per annum these past three years, a rate we expect to meet and exceed in the coming years.  Our recurring revenue exceeds $6.5 million, or 37% of our total revenue.  We expect recurring revenue to continue to represent an ever higher percentage of total revenue in the coming years as we continue to offer more advanced cloud services and software-as-a-service solutions to our small and medium-sized business clients.  Most importantly, net income was $322,548 in 2013, versus a loss of $1,235,170 in 2012, an improvement of $1,557,718.”

Continuing, Meller said, ““Investing in the acquisition of other companies and proprietary business management solutions has also been an important growth strategy for SilverSun, allowing us to rapidly offer new products and services, expand into new geographic markets and create new and exciting profit centers.  We have previously completed a series of strategic acquisitions that have expanded our footprint to nearly every U.S. state,   and we are currently pursuing several cloud service providers for acquisition, as well as other managed service providers and software publishers.  In addition, we continue to remain opportunistic in acquiring smaller business consulting firms, acquiring those firms that provide resources, expertise or geography to our professional services group.  We are confident that we will be able to close several of these transactions in 2014.”

In conclusion, Meller added, “We have had a successful year, which we regard as an inflection point for the future.     Having combined growth and profitability in 2013, we see the Company continuing to deliver similar results in 2014 and beyond.  By remaining steadfast in executing our business plan and embracing technological change, we fully expect that our continued efforts will help to perpetuate – and even accelerate – this impressive growth trend well into the foreseeable future.”

About SilverSun Technologies, Inc.
Headquartered in Livingston, New Jersey, SilverSun Technologies is involved in the acquisition and build-out of technology and software companies engaged in providing best of breed management applications and professional consulting services to small and medium size businesses (SMBs) in the manufacturing, distribution and service industries.  Serving as SilverSun’s principal operating subsidiary, SWK Technologies, Inc. employs national direct and channel sales teams, and a consulting team, all of which serve a growing customer base spanning the United States and Canada.  For more information, please visit www.silversuntech.com, www.swktech.com or www.mapadoc.com.

Forward-Looking Statements
This press release may contain forward-looking statements, including information about management's view of SilverSun Technologies’ future expectations, plans and prospects.  In particular, when used in the preceding discussion, the words "believes," "expects," "intends," "plans," "anticipates," or "may," and similar conditional expressions are intended to identify forward-looking statements.  Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements.  These statements involve known and unknown risks, uncertainties and other factors, which may cause the results of SilverSun Technologies, its subsidiaries and concepts to be materially different than those expressed or implied in such statements.  Unknown or unpredictable factors also could have material adverse effects on SilverSun Technologies’ future results.  The forward-looking statements included in this press release are made only as of the date hereof.  SilverSun Technologies cannot guarantee future results, levels of activity, performance or achievements.  Accordingly, you should not place undue reliance on these forward-looking statements.  Finally, SilverSun Technologies undertakes no obligation to update these statements after the date of this release, except as required by law, and also takes no obligation to update or correct information prepared by third parties that are not paid for by SilverSun Technologies.